Exhibit 99(iv)

CAMCO FINANCIAL CORPORATION

SUBSCRIPTION RIGHTS TO PURCHASE SHARES OF COMMON STOCK

OFFERED PURSUANT TO SUBSCRIPTION RIGHTS

DISTRIBUTED TO STOCKHOLDERS

OF CAMCO FINANCIAL CORPORATION

            , 2012

To Our Clients:

Enclosed for your consideration is a prospectus, dated             , 2012 (the “Prospectus”) and the “Beneficial Owner Election Form” relating to the offering (the “Rights Offering”) by Camco Financial Corporation (the “Company”) of shares of common stock, par value $1.00 per share (the “Common Stock”) pursuant to non-transferable subscription rights (the “Subscription Rights”) distributed to all holders of record of shares of Common Stock at 5:00 p.m., Eastern Daylight Saving Time, on July 29, 2012 (the “Record Date”). The Subscription Rights and Common Stock are described in the Prospectus.

In the Rights Offering, the Company is offering an aggregate of 5,714,286 shares of Common Stock, as described in the Prospectus.

The Rights will expire, if not exercised prior to 5:00 p.m., local time, on             , 2012, unless extended (as it may be extended, the “Expiration Time”).

As described in the accompanying Prospectus, each owner of shares of Common Stock is entitled to one Right for each share of Common Stock owned by such owner at 5:00 p.m., local time, on the Record Date. Each Right will allow the holder thereof to subscribe for one share of Common Stock (the “Basic Subscription Privilege”) at the cash price of $1.75 per full share (the “Subscription Price”). For example, if a stockholder owned 300 shares of Common Stock as of 5:00 p.m., local time, on the Record Date, the stockholder would receive 300 Rights and would have the right to purchase 300 shares of Common Stock for the Subscription Price.

It is possible that the requests for the exercise of Basic Subscription Privileges will exceed the aggregate number of shares of Common Stock available to be purchased in the Rights Offering. If this occurs, the Company will allocate the available shares among the stockholders who subscribe by multiplying the number of shares requested by each stockholder by a fraction equal to (i) the number of shares available to be issued through the Rights Offering divided by (ii) the total number of shares requested by all subscribers.

If a holder purchases all of the shares of Common Stock available to it pursuant to its Basic Subscription Privilege, it may also exercise an over-subscription privilege (the “Over-Subscription Privilege”) to purchase a portion of any shares of the Common Stock that are not purchased by stockholders through the exercise of their Basic Subscription Privileges (the “Unsubscribed Shares”). If, however, over-subscription requests exceed the number of shares of Common Stock available, the Company will allocate the available shares of Common Stock among the stockholders exercising the Over-Subscription Privilege by multiplying the number of shares requested by each holder through the exercise of their Over-Subscription Privileges by a fraction that equals (i) the number of shares available to be issued through Over-Subscription Privileges divided by (ii) the total number of shares requested by all subscribers through the exercise of their over-Subscription Privileges. No fractional shares will be issued.

Both the Basic Subscription Privilege and the Over-Subscription Privilege are subject to the limitation that no participant in the Rights Offering may beneficially own more than 9.9% of our Common Stock outstanding after completion of the Rights Offering.

For every two shares purchased in the Rights Offering, whether a Basic Subscription Privilege or an Over-Subscription Privilege, the stockholder will receive a warrant to purchase one share of Common Stock at $2.10 per share. The warrants will be exercisable for five years following the completion of the Rights Offering and will not be transferable. No fractional warrants will be issued, and the number of warrants issued will be rounded down. For example, a stockholder purchasing three shares of Common Stock will receive one warrant, while a stockholder purchasing four shares of Common Stock will receive two warrants. Warrants may be exercised by completing and returning the Warrant Certificate and Subscription Form to the warrant agent, along with payment of the exercise price at any time up to the close of business on the warrant expiration date.

You will be required to submit payment in full for all the shares you wish to buy with your Basic Subscription Privilege and your Over-Subscription Privilege. Because we will not know the total number of Unsubscribed Shares prior to the expiration of the Rights Offering, if you wish to maximize the number of shares you purchase pursuant to your Over-Subscription Privilege, you will need to deliver payment in an amount equal to the aggregate Subscription Price for the maximum number of shares of Common Stock available to you, assuming that no stockholders other than you purchase any shares of Common Stock pursuant to their Basic Subscription Privileges. Fractional shares of Common Stock resulting from the exercise of the Over-Subscription Privilege will be eliminated by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly. Any excess subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable.

The Company provides no assurances that each stockholder will actually be entitled to purchase the number of shares of Common Stock issuable upon the exercise of its Basic Subscription Privilege and its Over-Subscription Privilege in full at the expiration of the Rights Offering. The Company will not be able to satisfy a stockholder’s exercise of the Over-Subscription Privilege if all of the stockholders exercise their Basic Subscription Privileges to the extent of 5,714,286 shares, and the Company will only honor an Over-Subscription Privilege to the extent sufficient shares of Common Stock are available following the exercise of Basic Subscription Privileges.

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To the extent the aggregate Subscription Price of the maximum number of shares available to a stockholder pursuant to the Basic Subscription Privileges and the Over-Subscription Privilege is less than the amount the stockholder actually paid in connection with the exercise of the Basic Subscription Privilege and the Over-Subscription Privilege, the stockholder will be allocated only the number of shares available to it as soon as practicable after the Expiration Time, and the stockholder’s excess subscription payment received by the subscription agent will be returned, without interest or penalty, as soon as practicable.

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To the extent the amount the stockholder actual paid in connection with the exercise of the Basic Subscription Privilege and the Over-Subscription Privilege is less than the aggregate Subscription Price of the maximum number of shares available to the stockholder pursuant to the Basic Subscription Privilege and the Over-Subscription Privilege, such stockholder will be allocated the number of shares for which it actually paid in connection with the Basic Subscription Privilege and the Over-Subscription Privilege.

THE MATERIALS ENCLOSED ARE BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF COMMON STOCK CARRIED BY US IN YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME. EXERCISES OF SUBSCRIPTION RIGHTS MAY BE MADE ONLY BY US AS THE RECORD OWNER AND PURSUANT TO YOUR INSTRUCTIONS.

Accordingly, we request instructions as to whether you wish us to elect to subscribe for any shares of Common Stock to which you are entitled pursuant to the terms and subject to the conditions set forth in the enclosed Prospectus. However, we urge you to read the document carefully before instructing us to exercise your Subscription Rights.

If you wish to have us, on your behalf, exercise your Subscription Rights for any shares of Common Stock to which you are entitled, please so instruct us by completing, executing and returning to us the Beneficial Owner Election Form.

Your Beneficial Owner Election Form and payment should be forwarded to us as promptly as possible in order to permit us to exercise Rights on your behalf in accordance with the provisions of the Rights Offering. The Rights Offering will expire at the Expiration Time. Because we must submit your subscription and payment in advance of the Expiration Time, we must receive your Beneficial Owner Election Form and payment no later than                     . Once you have exercised the Basic Subscription Privilege or the Over-Subscription Privilege, such exercise may not be revoked.

Any questions related to the Beneficial Owner Election Form or how to make payment should be directed to                     at         -     -         . Any other questions or requests for assistance concerning the Rights Offering should be directed to the Information Agent, ParaCap Group, LLC, toll free at 866-404-2951. Additional copies of the enclosed materials may be obtained from ParaCap.

Very truly yours,

[Record Holder]